Exhibit 15.2

GESTÃO DE EMPRESAS DE RETALHO SGPS, SA

Registered at the Commercial Registry Office of Lisbon and Tax Number: 501 917 101

Share Capital: Eur 330.000.000

Rua Tierno Galvan, Torre 3, 9º , Letra J

1099-008 Lisboa

PricewaterhouseCoopers & Associados – Sociedado de Revisores Oficials de Contas, Ltda. Palécio Sollomayor Rue Sousa Martina, 1-3° 1069-316 Lisbon Portugal Tel +351 213 590 000 Fax +351 213 599 999

Report of Independent Auditors

To the board of Directors and Shareholders of JMR – Gestão de Empresas de Retalho, SGPS, S.A.

We have audited the accompanying consolidated balance sheet of JMR – Gestão de Empresas de Retalho, SGPS, S.A. (the “Company”) as of December 31, 2005, and. the related consolidated income statements by functions, statement of changes in shareholder’s equity, cash flow statement and respective notes, for the year then ended (all expressed in Euro thousand). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financing reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s Internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of JMR – Gestão de Empresas de Retalho, SGPS, S.A. and subsidiaries as of December 31, 2005, and the results of their operations and their cash flows for the year then ended in conformity, with International Financial Reporting Standards as adopted by the European Union.

Lisbon, 17 February 2006

PricewaterhouseCoopers & Associados, S.R.O.C., Ltda.

represented by:

Jorge Manuel Santos Costa, ROC

PricewaterhouseCoopers & Associados - Sociedado de Revisores Oficiale de Contas, Ltda.	Insorlle ne lists dos Reviores Oficiale de Contas aob o n° 183
Sedec Palécio Bollomeyor, Rue Sousa Martina, 1-3°, 316 Lisbon	NIPC 606 628 782 Capital Social Euroe 217.500
Martrfoulades na Conservaloria do Registo, Comercial aob o 506 628 762 (ex. N°, 11912)	Inscrila no Comissao de Valores Mobilliaros aob on n° 9077

JMR - GESTÃO DE EMPRESAS DE RETALHO, SGPS, S.A.

CONSOLIDATED INCOME STATEMENT BY FUNCTIONS

FOR THE YEARS ENDED 31 DECEMBER 2006, 2005 AND 2004

	Notes	2006 Unaudited	2005	Euro thousand
				2004 Unaudited
Sales and services rendered		1,947,574	1,751,833	1,669,532
Cost of sales		(1,504,866)	(1,330,271)	(1,247,494)
Supplementary income and costs	3	87,089	78,028	72,340

Gross profit		529,797	499,590	494,378

Distribution costs	4	(396,606)	(358,326)	(345,054)
Administrative costs	4	(51,589)	(47,587)	(51,628)
Exceptional operating profits/losses	9.1	(764)	(772)	—

Operating profit		80,838	92,905	97,696

Net financial costs	6	(17,061)	(16,871)	(20,105)
Gains in other investments	9.2	11,439	—	—

Profit before taxes		75,216	76,034	77,591

Income taxes	8	(11,056)	(10,155)	(5,537)

Profit before minority interests		64,160	65,879	72,054

Attributable to:
Minority interests		397	2,548	4,748
JMR Shareholders		63,763	63,331	67,306

Basic and diluted earnings per share- Euros	21	0.9661	0.9596	1.0198

To be read with the attached notes to the consolidated financial statements.

JMR - GESTÃO DE EMPRESAS DE RETALHO, SGPS, S.A.

CONSOLIDATED BALANCE SHEET AT 31 DECEMBER 2006, 2005 AND 2004

	Notes	2006 Unaudited	2005	Euro thousand
				2004 Unaudited
Assets
Tangible assets	10	897,257	773,058	747,479
Investment properties	12	31,708	31,514	46,582
Intangible assets	11	145,090	140,075	138,653
Available-for-sale financial investments	14	5,156	5,156	5,156
Trade debtors and deferred costs	17	53,188	53,696	52,272
Derivative financial instruments	13	778	3,632	204
Deferred tax assets	16.1	8,707	11,111	17,098

Total non-current assets		1,141,884	1,018,242	1,007,444

Investment properties	12	21,500	—	—
Inventories	15	112,378	104,635	93,937
Taxes receivable	16.2	15,213	13,409	10,173
Trade debtors, accrued income and deferred costs	17	60,654	53,879	53,208
Cash and cash equivalents	18	45,918	86,606	59,492

Total current assets		255,663	258,529	216,810

Total assets		1,397,547	1,276,771	1,224,254

Shareholders’ equity and liabilities
Share capital	20.2	330,000	330,000	330,000
Fair value and other reserves	20.1	91,546	85,945	84,196
Retained earnings		128,771	84,259	40,928

		550,317	500,204	455,124

Minority interests		6,182	5,778	3,230

Total Shareholders’ equity		556,499	505,982	458,354

Borrowings	22.1	272,644	292,390	280,281
Derivative financial instruments	13	17,250	1,638	14,728
Employee benefits	23	1,372	1,389	1,377
Deferred profits- state grants		1,150	1,263	1,429
Provisions for risks and contingencies	24	5,827	6,286	5,944
Deferred tax liabilities	16.1	27,936	26,631	27,873

Total non-current liabilities		326,179	329,597	331,632

Trade creditors, accrued costs and deferred income	25	468,414	392,067	387,434
Borrowings	22.1	30,291	28,878	28,755
Taxes payable	16.2	16,066	20,247	18,079
Deferred profits- state grants		98	—	—

Total current liabilities		514,869	441,192	434,268

Total Shareholders’ equity and liabilities		1,397,547	1,276,771	1,224,254

To be read with the attached notes to the consolidated financial statements.

JMR - GESTÃO DE EMPRESAS DE RETALHO, SGPS, S.A.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

	Notes							Euro thousand
		Shareholders’ equity attributable to Shareholders of JMR – Gestão de Empresas de Retalho, SGPS, S.A.
		Share Capital	Consolidation Differences	Fair value and other reserves	Retained Earnings	Total	Minority Interests	Shareholders’ Equity
Balance Sheet at 1 January 2004 (unaudited)		330,000	1,364	84,426	(13,953)	401,837	3,225	405,062

Equity changes in 2004
Revaluation of fixed assets:
– from 2004	20.1			581		581	—	581
– land transfer to investment property	20.1			(811)	811	—	—	—
Consolidation differences derecognised (IFRS 3)			(1,364)		1,364	—	—	—

Gains/losses directly recognised in equity		—	(1,364)	(230)	2,175	581	—	581
Net profit in 2004					67,306	67,306	4,748	72,054

Total gains/losses recognised during the year		—	(1,364)	(230)	69,481	67,887	4,748	72,635
Dividends	20.3				(14,600)	(14,600)	(4,743)	(19,343)

Balance Sheet at 31 December 2004 (Unaudited)		330,000	—	84,196	40,928	455,124	3,230	458,354

Equity changes in 2005
Revaluation of fixed assets in 2005	20.1			1,749		1,749	—	1,749
Gains/losses directly recognised in equity		—	—	1,749	—	1,749	—	1,749
Net profit in 2005					63,331	63,331	2,548	65,879

Total gains/losses recognised during the year		—	—	1,749	63,331	65,080	2,548	67,628
Dividends	20.3				(20,000)	(20,000)	—	(20,000)

Balance Sheet at 31 December 2005		330,000	—	85,945	84,259	500,204	5,778	505,982

Equity changes in 2006
Revaluation of fixed assets:
– from 2006	20.1			6,350		6,350	7	6,357
– land transfer to investment property	20.1			(749)	749	—	—	—

Gains/losses directly recognised in equity		—	—	5,601	749	6,350	7	6,357
Net profit in 2006				—	63,763	63,763	397	64,160

Total gains/losses recognised during the year		—	—	5,601	64,512	70,113	404	70,517
Dividends	20.3				(20,000)	(20,000)	—	(20,000)

Balance Sheet at 31 December 2006 (unaudited)		330,000	—	91,546	128,771	550,317	6,182	556,499

To be read with the attached notes to the consolidated financial statements

JMR - GESTÃO DE EMPRESAS DE RETALHO, SGPS, S.A.

CONSOLIDATED CASH FLOW STATEMENT

FOR THE YEARS ENDED 31 DECEMBER 2006, 2005 AND 2004

	Notes	2006 Unaudited	2005	Euro thousand
				2004 Unaudited
Operating Activities
Cash received from Customers		2,171,084	1,956,303	1,858,198
Cash paid to Suppliers and Employees		(2,002,969)	(1,812,588)	(1,751,444)

Cash generated from operations	19	168,115	143,715	106,755
Interest paid		(17,068)	(14,370)	(18,522)
Income taxes paid		(8,209)	(4,594)	(2,982)

Cash Flow from operating activities		142,838	124,751	85,251

Investment activities
Disposals of tangible assets		1,782	145	384
Disposals of available-for-sale financial investments and investment property		—	5,421	4,063
Interest received		1,317	667	210
Dividends received	6	54	18	8
Acquisition of tangible assets		(150,286)	(71,329)	(40,436)
Acquisition of available-for-sale financial investments and investment property		(202)	(207)	(68)
Acquisition of intangible assets		(7,327)	(4,555)	(8,484)

Cash flow from investment activities		(154,662)	(69,840)	(44,323)

Financing activities
Received from other non-current loans		—	—	151,007
Reimbursement of loans		(8,864)	(7,796)	(160,787)
Dividends paid	20.3	(20,000)	(20,000)	(19,343)

Cash Flow from financing activities		(28,864)	(27,796)	(29,123)

Net increase in cash and cash equivalents		(40,688)	27,115	11,805
Cash and cash equivalents changes
Cash and cash equivalents at the beginning of the year		86,606	59,491	47,687
Net changes in cash and cash equivalents		(40,688)	27,115	11,805

Cash and cash equivalents at the end of the year	18	45,918	86,606	59,492

To be read with the attached notes to the consolidated financial statements

Notes to the Consolidated Financial Statements
31 December 2006, 2005 and 2004

Notes to the Consolidated Financial Statements
31 December 2006, 2005 and 2004

1	Activity

JMR Group consists on several companies, which are devoted to the distribution and sale of food and other fast moving consumer goods products.

JMR – Gestão de Empresas de Retalho, SGPS, S.A., is a Group Holding, with a significant influence in the decision-making of all companies including the ones which has just a minority interest.

Head Office: Rua Tierno Galvan, Torre 3, 9º, J- 1099-008 Lisbon

Share Capital: 330,000,000 euros

Registered at the Commercial Registry Office of Lisbon and Tax Number: 501917101

JMR shareholders are Jerónimo Martins, SGPS, SA with 33,660,000 shares, representing 51% of the share capital and Koninklijke Ahold NV, with 32,340,000 shares representing 49%.

The consolidated financial statements for the year ended at 31 December 2006 were approved by the Board of Directors on 21st February of 2007 and the consolidated financial statements for the year ended at 31 December 2005 were approved by the Board of Directors on 17th February of 2006.

2	Accounting policies

The principal accounting policies adopted in the preparation of these consolidated financial statements are as follows:

2.1.	Basis for preparation

All amounts are shown in thousand euros (EUR) unless otherwise stated.

The consolidated financial statements of JMR were prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union (EU).

IFRS differs in certain significant respects from US GAAP. The most significant items in reconciling net income and group equity are the following:

• Under IFRS, land is revalued, with increases in the carrying amount arising from revaluation credited to fair value reserves in shareholders’ equity. Decreases that offset previous increases of the same asset are charged against fair value reserves. All other decreases are charged to the income statement. Land is stated at cost under US GAAP.

• Tangible assets are recorded under IFRS at acquisition cost net of accumulated depreciation and impairment losses, excluding borrowing costs incurred during construction. Under US GAAP, tangible assets are recorded at acquisition cost net of accumulated depreciation and impairment losses, and may include borrowing costs incurred during construction.

• Pursuant to the exemption available under IFRS 1 – First-Time Adoption of International Financial Reporting Standards, the Company elected not to restate the carrying amount of goodwill arising from business combinations completed prior to 2004. Prior to the adoption of IFRS 3 – Business Combinations as of 2004, goodwill was capitalized and amortized on a straight-line basis. Starting 2004, goodwill is no longer amortized but rather tested for impairment based on triggering events and at least annually. Under US GAAP, goodwill was capitalized and amortized on a staight line basis over a period not exceeding 40 years with respect to businesse combinations completed prior to June 30, 2001. Effective 2002, goodwill is no longer amortized but rather tested for impairment based on triggering events and at least annually.

• In addition, companies subject to joint control are consolidated by proportional method under IFRS (i.e., the consolidated financial statements include the share attributable to the Group in these company’s assets, liabilities and accumulated earnings and losses from the date when joint control starts to the date when it effectively ends). Under US GAAP, these companies are recorded by the equity method (, i.e., the consolidated financial statements include the Group’s interest in the associated company’s total recognised gains and losses from the date when significant influence starts to the date when it effectively ends). This difference between IFRS and US GAAP, however, does not result in a difference between net income and group equity.

The JMR consolidated financial statements were prepared in accordance with the historical cost principle, except for land recorded in tangible assets, investment property, derivative financial instruments and available-for-sale financial investments, that includes equity holdings referred in note 2.8, which were stated at their fair value (market value).

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Although

Notes to the Consolidated Financial Statements
31 December 2006, 2005 and 2004

these estimates are based on management’s best knowledge of current event and actions, actual results ultimately may differ from those estimates. It is, however, firmly believed by the management that the estimates and assumptions adopted do not involve significant risks that may, over the course of the coming financial year, cause material adjustments in the value of the assets and liabilities.

Change in Accounting Policy and Bases for Presentation

The amendments to IAS 19 – Employee Benefits are mandatory for periods beginning on 1 January 2006. This amendments introduces the option of an alternative recognition approach for actuarial gains and losses, which was not adopted by the Group, maintaining the immediate recognition in the profit & Loss of all actuarial gains and losses (as mentioned in the note 2.17), it also introduces additional recognition requirements for multi-employers plans, which are not the case of any of the Group plans.

Also in 2006, some standards, amendments and interpretations became mandatory but without any material effects on the financial statements of the Group, and in most cases are not applicable to the activities of the Group Companies.

Are the cases of the amendments to the standards IAS 21 – The Effects of Changes in Foreign Exchange Rates, IAS 39 – Financial Instruments: Recognition and Measurement, IFRS 1 – First-Time Adoption of International Financial Reporting Standards, IFRS 4 – Insurance Contracts and IFRS 6 – Exploration for and Evaluation of Mineral Resources, and the interpretations issued by the International Financial Reporting Interpretations Committee (IFRIC), IFRIC 4 – Determining whether an Arrangement contains a Lease, IFRIC 5 – Rights to Interests arising from Decommissioning, Restoration and Environmental Rehabilitation Funds and IFRIC 6 – Liabilities arising from Participating in a Specific Market.

The new standard IFRS 7 – Financial Instruments: Disclosures as well as the amendments to IAS 1 – Presentation of Financial Statements are mandatory for accounting periods beginning on 1 January 2007. Since they have a reduced impact on the financial statements of the Group, bearing in mind the actual disclosures, the early adoption prescribed in the standards were not followed.

The IFRIC also issued a set of interpretations to the actual standards, effective for accounting periods beginning after 1 December 2005, namely IFRIC 6 – Liabilities arising from Participating in a Specific Market, IFRIC 7 – Applying the Restatement Approach under IAS 29, IFRIC 8 – Scope of IFRS 2, IFRIC 9 – Reassessment of Embedded Derivatives, IFRIC 10 – Interim Financial Reporting and Impairment, and IFRIC 11 – IFRS 2 – Group and Treasury Share Transactions. These interpretations are not materially relevant and the majority are not applicable to the Group activities.

2.2.	Basis of consolidation

Reference dates

The consolidated financial statements include, as of 31 December 2006, assets, liabilities and results of Group companies, i.e., the ensemble consisting of JMR and its subsidiaries and associated companies, which are presented in note 31.

Investments in Group companies

Group companies (subsidiaries) are those controlled by JMR. There is control when JMR, directly or indirectly, holds more than half of the voting rights, or has the power to conduct the company’s financial and operating policy with the purpose of deriving benefits from its activity. It is assumed that there is control when the percentage of the holding exceeds 50%.

Group companies are included in the consolidation by the full consolidation method, from the date when control was acquired to the date when it effectively ends. The purchase method of accounting is used to account for the acquisition of subsidiaries. The cost of the acquisition is measured as the fair value of the assets given up, shares issued and liabilities undertaken at the date of the acquisition plus costs attributable to the acquisition.

In cases where the share capital of subsidiaries is not held at 100%, a minority interest is recognised relative to the portion of results and net value of assets attributable to third parties.

Where necessary, accounting policies of subsidiaries have been changed to ensure consistency with the policies adopted by the Group.

Investments in associated companies

Associated companies are those over whose financial and operating policy JMR exercises significant influence. Such influence is presumed to exist when the percentage of participation exceeds 20%.

These investments are consolidated by the equity method, i.e., the consolidated financial statements include the Group’s interest in the associated company’s total recognised gains and losses from the date when significant influence starts to the date when it effectively ends.

When the Group’s share of losses in an associate equals or exceeds its interest in the associate, the Group does not recognise further losses, unless the Group has incurred obligations or made payments on behalf of the associates.

Notes to the Consolidated Financial Statements
31 December 2006, 2005 and 2004

Investments in companies subject to joint control

Companies subject to joint control are those over which the Group exercises joint control as established in shareholder agreements.

These companies are consolidated by proportional method, i.e., the consolidated financial statements include the share attributable to the Group in these company’s assets, liabilities and accumulated earnings and losses from the date when joint control starts to the date when it effectively ends.

Goodwill

Goodwill represents the surplus of acquisition cost over the fair value of identifiable assets and liabilities at the date of acquisition or first consolidation. If the cost of acquisition is lower than the fair value of the net assets of the acquired subsidiary, the difference is recognised directly in the income statement.

The Group makes an assessment for goodwill impairment indicators. If those indicators exist, an evaluation of the recoverable amount is made, and the respective impairment losses recognised whenever goodwill exceeds its recoverable amount (note 2.13). Goodwill is tested for impairment at balance sheet date, regardless of the existence of indications that the book value will not be recoverable.

The gain or loss on disposal of an entity includes the carrying amount of goodwill related to the entity sold, unless the business to which that goodwill is related is maintained generating benefits to the Group.

Foreign currency translation

The financial statements of foreign entities are translated into Euros based on the closing exchange rate for assets and liabilities and historical exchange rates for equity. Costs and income are translated at the average monthly exchange rate, which basically corresponds to the exchange rate on the date of the respective transaction. Exchange differences arising are entered directly in equity net of the effect generated by the respective hedging instrument (see accounting policy described in note 2.5).

When a foreign entity is sold, accumulated exchange differences are recognised in the income statement as part of the gain or loss on sale.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

Balances and transactions between Group companies

Balances and transactions as well as unrealised gains between Group companies and between these and the parent company are eliminated in the consolidation. Unrealised losses are also eliminated unless the cost cannot be recovered.

Unrealised gains arising from transactions with associated companies or companies subject to joint control are eliminated in the consolidation proportionally to the share attributable to the Group. Unrealised losses are also eliminated except when providing proof of impairment of the asset transferred.

2.3	Transactions in foreign currencies

Transactions in foreign currencies are translated into Euros at the exchange rate prevailing on the transaction date.

On the balance sheet date, assets and liabilities expressed in foreign currencies are translated at the exchange rate prevailing on that date and exchange differences arising from this conversion are recognised in the income statement. When qualifying as hedges on investments in foreign subsidiaries the exchange differences are deferred in equity.

The main exchange rates applied on the balance sheet date are those listed below:

	Rate on 31 December 2006	Rate on 31 December 2005	Rate on 31 December 2004
Polish Zloty	€0.2610	€0.2591	€0.2448
US Dollar	€0.7593	€0.8477	€0.7342

2.4	Derivatives

The Group uses derivatives with the sole intention of managing any financial risks to which it is subject. In accordance with its financial policies, the Group does not enter into speculative positions.

Although derivatives carried currently in its books correspond to effective economic hedges against risks to be hedged, not all of them qualify as hedge instruments for accounting purposes, according to IAS 39 rules. Those that do not qualify as hedge instruments are booked on the Balance sheet at fair value and changes to that amount are recognized in the financial results.

Notes to the Consolidated Financial Statements
31 December 2006, 2005 and 2004

Whenever available, fair values are estimated based on quoted instruments. In absence of quotes, fair values are estimated through discounted cash flow methods and option valuation models, in accordance with generally accepted assumptions.

2.5	Hedging operations

Interest rate risk (cash flow hedge)

Whenever expectations surrounding movements in interest rates so justify, the Group tries to anticipate any adverse impact through the use of derivatives, such as, interest rates swaps, caps and floors, forward rates agreements, etc. The selection process that each instrument is subject to, praises economic contribution more than anything else. The implications of adding any new instrument to a portfolio of derivatives are also taken into account, namely, in terms of volatility reduction it brings to the earnings.

The instruments that qualify as cash flow hedging instruments are booked at fair value on the Balance sheet, and to the degree that they are considered effective, changes to their fair value are initially booked against equity and afterwards reclassified as financial expenses.

The ineffective part of any hedging instrument is recognised directly in the profit and loss. This way, in net terms, all costs associated to the underlying exposure are carried at the interest rate fixed by the derivative instruments.

The profits or losses incurred with the unwinding of any of these interest rate swaps are recognised, through the income statement, on the unwinding date.

Interest rate risk (fair value hedge)

For financing operations in foreign currency or fixed interest rate that are not natural hedgings of investments in foreign operations, whenever justifies, the Group uses fair value hedging operations, as instruments to neutralise the volatility of those financing operations in the Group financial statements.

That way, hedging instruments that are designated so and that qualifies as fair value hedging, are recognised in the balance sheet at its fair value, with changes recognised in the profit and loss. At the same time, changes to the fair value of the hedged instrument, in the component that is being hedged, are recognised in profit and loss. Consequently, any ineffectiveness of the hedging operations are immediately recognised in results.

Foreign exchange risk

With respect to foreign exchange risks, the Group follows a natural hedge policy, raising debt in local currency whenever market conditions are judged to be convenient (namely, taking into consideration the level of interest rates).

2.6	Tangible assets

Assets other than land are recorded at acquisition cost net of accumulated depreciation and impairment losses (note 2.13).

Assets classified as land are stated as per the respective revaluation carried out by independent agents.

Increases in the carrying amount arising from revaluation of land are credited to fair value reserves in shareholders’ equity. Decreases that offset previous increases of the same asset are charged against fair value reserves. All other decreases are charged to the income statement.

Gains and losses on disposals are determined by comparing proceeds with the carrying amount and are included in the operating profit. When revalue assets are sold, the amounts included in fair value and other reserves are transferred to retained earnings.

Repairs and maintenance costs that do not extend the useful life of these assets are charged directly to the income statement during the financial period in which they are incurred. The cost of major store renovation is included in the carrying amount of the asset when it is probable that future economic benefits in excess of the originally assessed standard of performance of the existing asset will flow to the Group.

Financial lease agreements

Assets used under financial lease contracts relative to which the Group substantially assumes all the risks and rewards of ownership of the leased asset are classified as tangible assets.

Financial lease contracts are recorded at the time they are entered into as assets and liabilities for the lower of fair value of leased assets or present value of outstanding lease payments.

The depreciation of leased assets is based on the policy established by the Group for tangible assets.

Notes to the Consolidated Financial Statements
31 December 2006, 2005 and 2004

Rental payments are split into a financial charge and a reduction of liability. Financial charges are recognised as costs over the lease period, so as to produce a constant periodic rate of return on the lessor’s remaining net investment.

Depreciation

Depreciation is calculated by the straight-line method, on a duodecimal basis on acquisition cost according to the useful life estimated for each class of asset. The most important annual depreciation rates are as follows (in %):

%
Land	Not depreciated
Buildings and other constructions	2-4
Plants and machinery	10-20
Transport equipment	12.5-25
Office equipment	10-25

2.7	Intangible assets

Intangible assets are stated at acquisition cost net of accumulated amortisation and impairment losses (note 2.13).

Costs with internally generated goodwill and own brands are taken to the income statement as they are incurred.

Research and development expenditure

Research expenditure incurred in the search for new technical or scientific knowledge or alternative solutions are recognised in the income statement as incurred.

Development expenditure is recognised as intangible assets when the technical feasibility of the product or process being developed can be demonstrated and the Group has the intention and capacity to complete their development and start trading or using them.

Capitalised development expenditure includes the cost of materials used, direct labour costs and a share of general expenditure.

Computer software

Costs associated with developing or maintaining computer software programmes are recognised as an expense as incurred. If those costs are directly associated with development projects that will probably generate future economic benefits (reliably measured), they are recognised as research and development in intangible assets.

Other intangible assets

Expenses to acquire key money, trademarks, patents and licences are capitalised when expect to be used by the Group.

Intangible assets with indefinite useful life

The Goodwill is the only intangible asset with indefinite useful life, where there is no foreseeable limit to the period over which this asset is expected to generate economic benefits for the Group.

Depreciation

Depreciations are recognized in the income statement on a linear basis over the estimated useful life of the intangible assets, except if that life is considered indefinite. Goodwill and the intangible assets with indefinite useful life are tested for impairment at balance sheet date, and whenever there is an indication that the book value will not be recoverable.

Depreciation of the other intangible assets is calculated by the straight-line method, on a duodecimal basis on acquisition cost. The most important annual depreciation rates are as follows (in %):

%
Development expenditure	20-33.33
Key money and trademarks	5-6.66

2.8	Investments

The Group classifies its investments into the following categories: financial investments held for trading, loans and receivables, held-to-maturity investments and available-for-sale financial investments. The classification depends on the purpose for which the investments were acquired.

Notes to the Consolidated Financial Statements
31 December 2006, 2005 and 2004

Financial investments held for trading

An asset is classified in this category if it was acquired with the principal intention of being sold in the short term. This category also includes those Derivatives that do not qualify for hedge accounting. Changes to their fair value are recognised directly in the income statement.

Loans and receivables

These correspond to non-derivative financial assets, with fixed or determined payments, that are not quoted in an active market. The assets are those that result from the normal operational activities of the Group, such as the supply of goods or services, and that the group has no intention of selling.

Held-to-maturity investments

These correspond to non-derivative financial assets, with fixed or determined payments and with fixed maturity, for which there is, the intention and the capacity to hold them until maturity. The Group does not own any asset that falls into this category.

Available-for-sale financial investments

In this category are included all the remaining financial assets not included in the above categories. They are recognised as non-current assets, except if there is the intention to sell them within 12 months of the balance sheet date.

Equity holdings

Equity holdings other than Group’s companies, joint ventures or associates, are classified as available-for-sale financial investments and recognised in the accounts as non-current assets.

These financial investments are marked to market, i.e., they are stated at the respective listed value as at balance sheet date. When there is medium term expectation of significant decrease of the value below the listed value, provisions for impairment losses are set up to reflect permanent losses.

If the investments are unlisted, the Group uses, whenever possible, valuation techniques to obtain the fair value of those investments. These include the use of recent arm’s length transactions, reference to other instruments that are substantially the same or estimation of discounted cash flow to be received in the future. Not being possible the use of any of these valuation techniques, they are stated at cost. When so justified, provisions for impairment losses are recognised.

Unrealised capital gains and losses are recognised directly in equity, until the financial asset is de-recognised, at which time the accumulated gain or loss previously recognised in equity is included in net gains or losses for the period.

2.9	Investment Property

Investment property is registered at fair value, determined by specialised independent entities, with appropriate recognised professional qualification and experience in valuations of these kinds of assets.

The fair value is based on market values, being this the amount that two independent willing parties would be interested in making a transaction of the asset.

Changes to fair value of investment property are recognised in the income statement, in net financial costs, in accordance with IAS 40, since it is related with the expected return of a financial investment in assets owned for appreciation.

Whenever, as a result of changes in their expected use, tangible assets are transferred to investment property, the transfer value corresponds to their carrying amount, which should correspond to the respective market value on the date of transfer.

If an investment property starts to be used by the business operations of the Group, it is transferred to tangible assets and its fair value at the date of transfer becomes its acquisition cost for accounting purposes.

2.10	Customers and debtors

Customers and debtor balances are recorded at fair value of the originated transaction, net of any provision for impairment losses required to restate their expected recoverable amount.

2.11	Inventories

Inventories are valued at the lower of cost or net realisable value. The net realisable value corresponds to the selling price in the ordinary course of business, less the estimated selling expenses.

Inventories are usually valued at the last acquisition cost, which, considering the high rotation of Inventories corresponds approximately to the actual cost that would be determined based on the FIFO method.

Notes to the Consolidated Financial Statements
31 December 2006, 2005 and 2004

2.12	Cash and cash equivalents

The cash and cash equivalents heading includes cash, deposits on hand and short-term investments with high liquidity. Bank overdrafts are presented as current Borrowings.

2.13	Impairment

Except for investment property (note 2.9), inventories (note 2.11) and deferred tax assets (note 2.22), all other Group assets are considered at each balance sheet date in order to assess for indicators of possible impairment losses. If such indication exists, the assets recoverable amount is estimated.

For Goodwill and other assets with indefinite useful life, the recoverable amount is estimated annually at balance sheet date.

Regarding cash-generating units in operation for less than a certain time period (2 to 3 years, depending on the business segment), the Group decided not to make impairment tests as the respective businesses have not yet reached sufficient maturity, for revaluation to be proved credible.

It is determined the recoverable amount of assets with indication of potential impairment loss. Whenever the carrying value of an asset, or the cash-generating unit to which the same belongs, exceeds its recoverable amount, its value is reduced to the recoverable amount and the impairment loss recognised in the income statement.

Determining the recoverable amount of assets

The recoverable amount of medium and long-term receivables corresponds to the present value of estimated future receipts, using as discount rate the actual interest rate implicit in the original operation. For all other assets, the recoverable amount is the higher of net selling price and value in use.

The value in use of an asset is calculated as the present value of estimated future cash flows. The discount rate used is a pre-tax rate that reflects current market assessments of the time value of money and the specific risks of the asset in question.

The recoverable amount of assets that by them do not generate independent cash flow is determined together with the cash-generating unit to which these assets belong.

Reversal of impairment losses

An impairment loss recognised in a medium and long-term receivable is only reversed if justification for the increase in the respective recoverable amount is based on an event taking place after the date the impairment loss was recognised.

An impairment loss recognised as related to goodwill is not reversed.

Impairment losses for other assets are reversed whenever there are changes in the estimates used to determine the respective recoverable amount. Impairment losses are reversed to the extent of the amount (net of amortisation or depreciation) that would have been determined for the asset if no impairment loss was recognised.

2.14	Capital

Costs incurred with the issuance of new shares are recognised directly in reserves, net of respective taxes.

2.15	Dividends

Dividends are recognised as liabilities when they are declared.

2.16	Loans

Loans are registered as liabilities at their nominal value. Issuance costs are recognised in the income statement during the loan’s life. This procedure, without material differences, corresponds to the application of amortised cost method, i.e., the costs recorded reflect the application of the effective interest rate on the loans.

2.17	Employees benefit

Post-employment benefits (Retirement)

Defined benefit plans

Defined benefit plans are pension plans where the Group guarantees the attribution of a certain benefit to the employees included in the plan at the time such employees retire.

The Group’s obligation for defined benefit plans is estimated, for each plan separately, every semester at the accounts closing date by a specialised independent agent.

Notes to the Consolidated Financial Statements
31 December 2006, 2005 and 2004

Actuarial valuation is made using the immediate rents method, having present that the plans includes only retired ex-workers. The discount rate is the interest rate on medium and long-term risk-free bonds. The obligation thus determined is shown in the balance sheet net of plan assets.

The year’s current service costs, interest, return on plan assets and actuarial gains or losses are recognised as costs or income for the year.

2.18	Provisions

Provisions are booked in the balance sheet whenever the Group has a present obligation (legal or implicit) as a result of a past event and it is probable that a rationally estimated outflow of resources embodying economic benefits will be required to settle the obligation.

Restructuring provision

Provisions for restructuring costs are set up whenever a formal restructuring plan has been approved by the Group and the restructuring has started to be implemented or has been publicly announced.

2.19	Suppliers and other creditors

Suppliers and other creditors’ balances are stated at their nominal value, due to the fact that are short term payables, and the impact of applying the amortised costs would not be material. The benefits from the application of this procedure in the financial statements, would not compensate the costs incurred with that.

2.20	Recognition of revenue

Sales and services rendered

Revenues from sales are recognised in the income statement when significant risks and rewards of ownership are transferred to the buyer. Revenues from the services rendered are recognised as income in accordance with their stage of completion as of the balance sheet date. Revenues relating to the purchase of goods for resale are recognised when these are sold.

Government grants

Government grants are only recognised after it has been safely established that the Group will comply with the inherent conditions and that the grants will be received.

Government grants relating to costs are deferred and recognised in the income statement over the period necessary to match them with the costs they are intended to compensate.

Government grants related to the purchase of fixed assets are included in non-current liabilities and are recognised in the income statement during the estimated useful life of the respective subsidised asset, for a maximum of 10 years.

Rents

Rents received for the lease of investment property are recognised as financial revenues in the income statement in the period to which they relate.

Dividends

Dividends are recognised as revenues at the time they are declared.

2.21	Costs

Operational Leasing

Payments made for operational leasing contracts are recognised in the income statement on a linear basis for the duration of same contracts.

Net financial costs

Net financial costs represent the interest on borrowings, the interest on investment made, dividends, foreign exchange gains and losses, potential gains and losses in financial instruments that do not qualify for hedging accounting, gains and losses in the valuation of investment property and costs and income with financing operations. Net financial costs are accrued in the income statement in the period in which they are incurred.

2.22	Income tax

Income tax includes current and deferred taxes. Income tax is recognised in the income statement except when relating to gains or losses directly recognised in equity, in which case it is also stated directly in equity.

Tax on current income is calculated in accordance with tax criteria prevailing as of the balance sheet date.

Notes to the Consolidated Financial Statements
31 December 2006, 2005 and 2004

Deferred tax is calculated in accordance with the balance sheet liability method on temporary differences between the book value of assets and liabilities and the respective tax base. No deferred tax is calculated on goodwill and initial recognition differences of an asset and liability if the same does not affect book or tax results.

The measurement of deferred tax assets and liabilities should reflect the tax consequences that would follow from the manner in which the Group expects, at the balance sheet date, to recover or settle the carrying amount of its assets and liabilities.

The rate used to determine deferred tax is that in force during the period when temporary differences are reversed.

Deferred tax assets are recognised to the extent that it is probable that future taxable profit will be available against which temporary differences can be utilised. Deferred tax assets are revised on an annual basis and reduced when it is no longer probable that they may be used.

2.23	Business combinations

A Business combination involving entities under common control, before and after the combination takes effect, it is applied the book value measurement method to the transactions of the business combination.

3	Supplementary income and costs

	2006 (unaudited)	2005	2004 (unaudited)
Supplementary gains	76,044	67,891	63,080
Cash discount received	21,324	19,785	19,892
Cash discount paid	(2)	(3)	(3)
Credit card commissions	(10,523)	(10,250)	(10,478)
Other supplementary income and costs	246	605	(151)

	87,089	78,028	72,340

The supplementary gains concern profits obtained by the Group through the distribution of goods, namely, rental of spaces, participation in birthday events, rental of shelf’s, etc.

4	Distribution and administrative costs

	2006 (unaudited)	2005	2004 (unaudited)
Supplies and services	117,729	101,128	97,616
Advertising costs	14,655	14,315	14,997
Rents	65,527	62,081	57,855
Staff costs	184,248	169,800	163,435
Depreciations, amortisations and assets profit/loss	54,246	52,567	53,930
Transportation costs	19,372	15,396	13,978
Other operational profit/loss	(7,582)	(9,374)	(5,129)

	448,195	405,913	396,682

5	Staff costs

	2006 (unaudited)	2005	2004 (unaudited)
Wages and salaries	146,258	132,255	128,848
Social security	30,267	27,303	27,077
Employee benefits (note 23)	60	86	86
Other staff costs	7,663	10,156	7,424

	184,248	169,800	163,435

Other staff costs include, namely, labour accident insurance, social action costs, training costs and indemnities.

Of total staff costs EUR 4,572 thousand (2005: EUR 4,747 thousand and 2004: EUR 4,650 thousand) corresponds to staff costs of subsidiaries and associated companies consolidated by the proportional method, the total amount of which was EUR 9,144 thousand (2005: EUR 9,493 thousand and 2004: EUR 9,300 thousand).

Notes to the Consolidated Financial Statements
31 December 2006, 2005 and 2004

The average number of Group employees during the year was 15,737 (2005: 13,849 and 2004: 14,147), from which 780 (2005: 801 and 2004: 791) were employed by subsidiaries and associated companies consolidated by the proportional method.

The number of employees at the end of 2006 was 16,078 (2005: 14,229 and 2004: 14,072), of which 790 (2005: 790 and 2004: 781) were employed by subsidiaries and associated companies consolidated by the proportional method.

6	Net financial costs

	2006 (unaudited)	2005	2004 (unaudited)
Interest expense	(16,623)	(14,076)	(15,966)
Interest received	540	464	52
Dividends	54	18	8
Net foreign exchange	(4)	12	(100)
Investment property:
Profit/loss on disposal	—	23	133
Changes to fair value (note 12)	(9)	(9)	(159)
Other financial costs and gains	(1,780)	(1,867)	(3,419)
Changes to fair value in financial instruments that do not qualify for hedge accounting (note 7.3)	761	(1,436)	(654)

	(17,061)	(16,871)	(20,105)

Other financial costs and gains include costs with debt issued by the Group.

7	Financial instruments

7.1	Interest rate risk

The Group uses derivatives, such as swaps and options, to manage its exposures to interest rate risks. Derivatives are efficient tools to hedge against adverse effects on cash flows associated with debt service payments.

Changes to fair values on derivatives that qualify for hedge accounting, are recognised in results (note 6).

7.2	Foreign Exchange Risks

On 31st December 2006 the Group had contracted two cross currency swaps EUR/USD totalling EUR 151,007 thousand. These operations were outlined in detail in point 11.2 of the accounts appendix of the 2004 Annual Report and there were no changes throughout the years of 2006 and 2005.

7.3	Fair value of financial instruments

The impact in results (net of taxes), is as follows:

	2006 (unaudited)	2005	2004 (unaudited)
Interest rates swaps	761	(1,436)	(654)

Deferred taxes	(202)	395	180

Value recognised in profit/loss	559	(1,041)	(474)

Notes to the Consolidated Financial Statements
31 December 2006, 2005 and 2004

8	Income tax recognised in the income statement

8.1	Income taxes

	2006 (unaudited)	2005	2004 (unaudited)
Current income tax
Current tax of the year	(7,651)	(5,262)	(2,645)
Adjustment to prior year estimation	(29)	(9)	(10)

	(7,680)	(5,271)	(2,655)

Deferred tax
Temporary differences created and reversed	(1,237)	(5,022)	(3,470)
Tax rate decrease	(533)	—	—
Change to the recoverable amount of tax losses and temporary differences from previous years	(1,606)	138	588

	(3,376)	(4,884)	(2,882)

Total income taxes	(11,056)	(10,155)	(5,537)

8.2	Reconciliation of effective tax rate

	2006 (unaudited)		2005		2004 (unaudited)
Profit before tax		75,216		76,034		77,591

Income tax using the Portuguese corporation tax rate	27.5%	(20,684)	27.5%	(20,909)	27.5%	(21,338)
Fiscal effect due to:
Different tax rates in foreign jurisdictions	10.7%	8,026	6.3%	4,791	2.0%	1,543
Non taxable or non recoverable results	1.3%	993	8.4%	6,366	15.3%	11,871
Non-deductible expenses and fiscal benefits	1.0%	779	(0.6%)	(448)	3.0%	2,338
Tax rate decrease	(0.7%)	(533)	0.0%	—	0.0%	—
Adjustment to prior year estimation	0.0%	(29)	0.0%	(9)	0.0%	(10)
Change to the recoverable amount of tax losses and temporary differences of prior years	2.1%	(1,606)	0.2%	138	0.8%	588
Results subject to special taxation	2.7%	1,998	(0.1%)	(84)	(0.7%)	(529)

Income tax	14.7%	(11,056)	13.4%	(10,155)	7.1%	(5,537)

9	Exceptional operating profits/losses and gains in other investments

9.1.	Exceptional operating profits/losses

	2006 (unaudited)	2005	2004 (unaudited)
Assets impairment	—	(261)	—
Stamp-duty related to business areas restructuring	—	(511)	—
Gain/losses adjustment on investment properties sold in previous years	(764)	—	—

	(764)	(772)	—

9.2.	Gains in other investments

	2006 (unaudited)	2005	2004 (unaudited)
Extraordinary increase in value of investment with preliminary sale agreement	11,439	—	—

	11,439	—	—

Notes to the Consolidated Financial Statements
31 December 2006, 2005 and 2004

10	Tangible Assets

10.1	Changes occurred during the year

	Land and natural resources	Buildings and other constructions	Plants, machinery and tools	Transport equipment and others	Work in progress and advances	Total
Cost
Opening balance as at 31 of December 2004 (unaudited)	221,648	482,446	372,742	49,112	5,454	1,131,402

Increases	8,525	22,851	25,620	2,968	17,113	77,077
Revaluation	1,610	—	—	—	—	1,610
Disposals	—	(21)	(4,371)	(979)	—	(5,371)
Transfers and write off’s	—	(1,586)	(7,202)	(953)	(2,359)	(12,100)
Reclassifications	—	38	55	359	(50)	402
Impairment losses	(57)	(205)	—	—	—	(262)

Opening balance as at 31 of December 2005	231,726	503,523	386,844	50,507	20,158	1,192,758

Increases	31,044	59,460	43,380	4,991	42,475	181,350
Revaluation	6,690	—	—	—	—	6,690
Disposals	—	(488)	(2,225)	(289)	—	(3,002)
Transfers and write off’s	—	4,317	1,693	4	(5,972)	42
Land transferred to investment property	(2,804)	(8,411)	—	—	—	(11,215)

Closing balance as at 31 of December 2006 (unaudited)	266,656	558,401	429,692	55,213	56,661	1,366,623

Depreciation and impairment losses
Opening balance as at 31 of December 2004 (unaudited)	—	88,674	256,839	38,410	—	383,923

Increases	—	13,357	31,761	4,530	—	49,648
Disposals	—	(18)	(4,030)	(971)	—	(5,019)
Transfers and write off’s	—	(812)	(7,430)	(609)	—	(8,851)
Reclassifications	—	(1)	—	—	—	(1)

Opening balance as at 31 of December 2005	—	101,200	277,140	41,360	—	419,700

Increases	—	16,203	32,222	4,282	—	52,707
Disposals	—	(112)	(1,546)	(260)	—	(1,918)
Transfers and write off’s	—	11	37	(18)	—	30
Land transferred to investment property	—	(1,153)	—	—	—	(1,153)

Closing balance as at 31 of December 2006 (unaudited)	—	116,149	307,853	45,364	—	469,366

Net value
As at 31 December 2004 (unaudited)	221,648	393,772	115,903	10,702	5,454	747,479

As at 31 December 2005	231,726	402,323	109,704	9,147	20,158	773,058

As at 31 December 2006 (unaudited)	266,656	442,252	121,839	9,849	56,661	897,257

An impairment loss of EUR 57 thousand was recorded in 2005, related to a land in Madeira and of EUR 205 thousand that refers to a store closed.

Notes to the Consolidated Financial Statements
31 December 2006, 2005 and 2004

10.2	Equipment under financial lease

The Group has a variety of equipment under financial lease. Financial lease payments do not include values relative to contingent rentals. Unsettled liabilities on financial lease contracts are referred in note 22.4. The value of assets under financial lease are shown below:

	2006 (unaudited)	2005	2004 (unaudited)
Land and natural resources
Tangible assets	34	903	903

	34	903	903

Buildings and other constructions
Tangible assets	9,679	5,067	2,725
Accumulated depreciation	(953)	(344)	(243)

	8,726	4,723	2,482

Plants and machinery
Tangible assets	32,656	22,154	14,255
Accumulated depreciation	(7,764)	(3,991)	(1,686)

	24,892	18,163	12,569

IT and office equipment and tools and utensils
Tangible assets	15,014	13,842	13,525
Accumulated depreciation	(12,775)	(11,057)	(8,700)

	2,239	2,785	4,825

Transport equipment
Tangible assets	1,407	951	607
Accumulated depreciation	(424)	(215)	(73)

	983	736	534

Work in progress	—	662	119

10.4	Guarantees

No assets have been pledged as security for the fulfilment of bank or other obligations.

10.4	Tangible assets in progress

Tangible assets in progress refers to the Building and refurbishment of stores.

10.5	Revaluation

The Group records land allocated to its operating activity at market value, determined by specialist and independent entities. In 2006 new revaluations were carried out, creating an increase of EUR 6,690 thousand (in 2005 was EUR 1,610 thousand) (note 20.1).

In 2004 no changes were made in the land value registered.

Revaluation values under fixed assets amount to EUR 117,584 thousand (EUR 111,848 thousand in 2005 and EUR 110,238 thousand in 2004), with the following impact on shareholders’ equity:

	2006 (unaudited)	2005	2004 (unaudited)
Revaluation of land	117,584	111,848	110,238
Deferred taxes	(26,031)	(25,903)	(26,042)
Minority interests	(7)	—	—

Net revaluation (Note 20.1)	91,546	85,945	84,196

Notes to the Consolidated Financial Statements
31 December 2006, 2005 and 2004

11	Intangible Assets

11.1	Changes occurring during the year

	Goodwill	R&D expenses	Software, ind. property and other rights	Key money	Work in progress	Total
Cost
Opening balance as at 31 of December 2004 (unaudited)	127,420	9,343	5,908	19,805	2,647	165,123

Increases	—	364	—	758	3,433	4,555
Transfers and write off’s	—	(4,770)	(3,012)	(1,272)	(1,930)	(10,984)
Reclassifications	—	—	—	—	(402)	(402)

Opening balance as at 31 of December 2005	127,420	4,937	2,896	19,291	3,748	158,292

Increases	—	312	520	6,108	387	7,327
Transfers and write off’s	—	(135)	(2,421)	2,638	(3,075)	(2,993)

Closing balance as at 31 of December 2006 (unaudited)	127,420	5,114	995	28,037	1,060	162,626

Depreciation and impairment losses
Opening balance as at 31 of December 2004 (unaudited)	—	8,387	5,306	12,777	—	26,470

Increases	—	1,014	336	1,380	—	2,730
Transfers and write off’s	—	(6,700)	(3,012)	(1,272)	—	(10,984)
Reclassifications	—	1	—	—	—	1

Opening balance as at 31 of December 2005	—	2,702	2,630	12,885	—	18,217

Increases	—	955	85	1,149	—	2,189
Transfers and write off’s	—	(449)	(2,421)	—	—	(2,870)

Closing balance as at 31 of December 2006 (unaudited)	—	3,208	294	14,034	—	17,536

Net value
As at 31 December 2004 (unaudited)	127,420	956	602	7,028	2,647	138,653

As at 31 December 2005	127,420	2,235	266	6,406	3,748	140,075

As at 31 December 2006 (unaudited)	127,420	1,906	701	14,003	1,060	145,090

11.2	Guarantees

No assets have been pledged as security for the fulfilment of bank or other obligations.

11.3	Intangible assets in progress

The implementation of projects for processes simplification and key money are considered in intangible assets- work in progress.

11.4	Impairment tests for Goodwill

In 2006 and 2005 evaluations were made according to the Discounted Cash Flows (DCF) evaluation models, thereby sustaining the recoverability of Goodwill value.

The values of these evaluations are reached through past performances and through expectations for market development, with future cash-flow projections being drawn up for each of the businesses, based on medium/long term plans approved by the Board of Directors.

These estimates were made considering a discount rate of between 7,8% and 7,9% and a perpetual growth rate of 0.25%.

Notes to the Consolidated Financial Statements
31 December 2006, 2005 and 2004

12	Investment Property

	2006 (unaudited)	2005	2004 (unaudited)
Opening balance	31,514	46,582	79,944

Increases due to acquisitions	203	207	68
Transfers from tangible assets	10,061	—	11,584
Other transfers (taxes)	—	—	(9)
Changes to fair value (note 6 and 9.2)	11,430	(9)	(159)
Disposals	—	(15,266)	(44,846)

Closing balance	53,208	31,514	46,582

The investment property relates to plots of land initially acquired for use in Group operations, and others actually used for that purpose for a period of time but which became redundant, either because they could not be used to build cash-generating units or because they became superfluous as a result of the restructuring of operations carried out in them.

This category also includes recently acquired land, whose use has still not been determined, being, therefore, considered has investment expecting for a market value increase.

In 2006 the Group has recognised as current assets in the amount of EUR 21,500 thousand investment properties with preliminary sale agreements, which are expected to be sold within a period below 12 months.

As non-current assets are all the investment properties that are not expectable to be sold within a period below 12 months.

13	Derivative financial instruments

	2006 (unaudited)		2005		2004 (unaudited)
	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities
Non-current
Interest rates Swap	778	2,270	164	1,638	204	525
USD loan hedging	—	14,980	3,468	—	—	14,203

	778	17,250	3,632	1,638	204	14,728

In 2006 the values shown include EUR 23 thousands of interest receivable or payable that is due and are related with these financial instruments.

14	Available-for-sale financial investments

There were no changes throughout the years of 2006 and 2005 in Available-for-sale financial investments, totalling EUR 5,156 thousand.

15	Inventories

	2006 (unaudited)	2005	2004 (unaudited)
Raw and subsidiary materials and consumables	382	99	—
Goods	113,330	106,157	95,978

	113,712	106,256	95,978

Fair value adjustment (note 24)	(1,334)	(1,621)	(2,041)

Net inventories	112,378	104,635	93,937

No inventories have been pledged as guarantee for the fulfilment of contractual obligations.

Notes to the Consolidated Financial Statements
31 December 2006, 2005 and 2004

16	Taxes

16.1	Deferred tax assets and liabilities

Change in deferred tax accounts

	2006 (unaudited)	2005	2004 (unaudited)
Opening balance	(15,520)	(10,775)	(8,473)
Revaluation and reserves	(333)	139	580
Results of the year	(3,376)	(4,884)	(2,882)

Closing balance	(19,229)	(15,520)	(10,775)

Deferred taxes are presented in balance sheet as follows:

	2006 (unaudited)	2005	2004 (unaudited)
Deferred tax assets	8,707	11,111	17,098
Deferred tax liabilities	(27,936)	(26,631)	(27,873)

	(19,229)	(15,520)	(10,775)

Movement in deferred taxes during the year

	Opening balance as at 31/12/2004 (unaudited)	Impact on results	Impact on equity	Opening balance as at 31/12/2005	Impact on results	Impact on equity	Closing balance as at 31/12/2006 (unaudited)
Deferred tax liabilities
Revaluation of fixed assets and investments property	27,424	(1,093)	(139)	26,192	991	333	27,516
Differences in depreciation rates	443	(11)	—	432	(20)	—	412
Other temporary differences	6	1	—	7	1	—	8

	27,873	(1,103)	(139)	26,631	972	333	27,936

Deferred tax assets
Excess over legal provisions	911	(34)	—	877	14	—	891
Recoverable losses	12,440	(6,047)	—	6,393	(1,853)	—	4,540
Provisions for inventories	555	(114)	—	441	(90)	—	351
Pension costs	79	6	—	85	(2)	—	83
Revaluation of fixed assets and investments property	764	106	—	870	83	—	953
Differences in depreciation rates	1,053	16	—	1,069	(180)	—	889
Costs with foreign exchange risk hedging operations	89	318	—	407	(157)	—	250
Other temporary differences	1,207	(238)	—	969	(219)	—	750

	17,098	(5,987)	—	11,111	(2,404)	—	8,707

Net change in deferred tax	(10,775)	(4,884)	139	(15,520)	(3,376)	(333)	(19,229)

The Group recognised these deferred tax assets on tax losses based on projections for the respective businesses that show that tax profits will be realised in the future ensuring their recoverability.

16.2	Receivable and payable taxes

	2006 (unaudited)	2005	2004 (unaudited)
Taxes receivable
Income tax receivable	2,274	4,126	1,690
VAT receivable	11,825	9,266	8,468
Others	1,114	17	15

	15,213	13,409	10,173

Taxes payable
Income tax payable	731	3,112	—
VAT payable	6,786	8,752	9,267
Income tax withheld	1,384	1,351	1,560
Social security	3,588	3,070	3,008
Other taxes	3,577	3,962	4,244

	16,066	20,247	18,079

Notes to the Consolidated Financial Statements
31 December 2006, 2005 and 2004

17	Trade debtors, accrued income and deferred costs

	2006 (unaudited)	2005	2004 (unaudited)
Non-current
Other debtors	52,187	52,272	52,272
Deferred costs	1,001	1,424	—

	53,188	53,696	52,272

	2006 (unaudited)	2005	2004 (unaudited)
Currents
Commercial customers	36,172	31,627	32,087
Subsidiaries companies	560	570	423
Suppliers	25	21	244
Staff	725	118	7
Other debtors	11,852	12,188	10,239
Accrued income	5,896	5,059	3,713
Deferred costs	5,424	4,296	6,495

	60,654	53,879	53,208

Non-current debtors balance of EUR 52,187 thousand (2005 and 2004: EUR 52,272 thousand) is related to tax liquidation. The Group has already contested the amount paid and made a legal claim for reimbursement (note 29).

Accrued income essentially respects to the recognition of supplementary gains contracted with suppliers, in the amount of EUR 3,085 thousand (2005: EUR 2,623 thousand and 2004: EUR 1,701 thousand) and rents receivable in the amount of EUR 2,792 thousand (2005: EUR 2,382 thousand and 2004: EUR 1,973 thousand).

The deferred costs heading includes EUR 2,026 thousand (2005: EUR 2,096 thousand and 2004: EUR 2,307 thousand) of pre-paid rents, EUR 1,455 thousand (2005: EUR 1,444 thousand and 2004: EUR 3,119 thousand) of bond issue and credit opening costs, EUR 2,944 thousand (2005: EUR 2,176 thousand and 2004: EUR 1,069 thousand) relative to other costs attributable to future years and paid in 2006, or, when not paid, were already charged by the competent entities.

The debtor’s amount is registered by the recoverable value, i.e., the Group constitutes provisions for impairment losses whenever there are signs of uncollectible amounts (note 24).

18	Cash and cash equivalents

	2006 (unaudited)	2005	2004 (unaudited)
Bank deposits	34,811	20,086	18,132
Short-term investments	9,640	64,251	39,972
Cash and cash equivalents	1,467	2,269	1,388

	45,918	86,606	59,492

The short-term investments include short-term bank deposits and other negotiable funds for which provisions were booked to reduce it to the realizable value (note 24).

Notes to the Consolidated Financial Statements
31 December 2006, 2005 and 2004

19	Cash generated from operations

	2006 (unaudited	2005	2004 (unaudited)
Net results	63,763	63,331	67,306
Adjustments for:
Minority interests	397	2,548	4,748
Taxes	11,056	10,155	5,537
Depreciations	54,896	52,379	53,824
Provisions	106	487	1,322
Net financial costs	17,061	16,871	20,105
Impairment of assets	—	262	218
Profit/ Losses on financial investment disposals	(11,439)	—	—
Profit/ Losses on tangible assets disposals	(648)	281	(111)

	135,192	146,314	152,949

Changes in working capital:
Inventories	(7,744)	(10,698)	(2,184)
Trade debtors, accrued income and deferred costs	(8,122)	(3,090)	(4,770)
Trade creditors, accrued costs and deferred income	48,789	11,189	(39,240)

	168,115	143,715	106,755

20	Capital and reserves

20.1	Fair value and other reserves

Land and buildings
Balance as at 1 January 2004 (unaudited)	84,426

Land transferred to investment property:
– Gross value	(617)
– Deferred tax	(194)
Revaluation:
– Deferred tax	581

Balance as at 31 December 2004 (unaudited)	84,196

Revaluation:
– Gross value	1,610
– Deferred tax	139

Balance as at 31 December 2005	85,945

Land transferred to investment property:
– Gross value	(954)
– Deferred tax	205
Revaluation:
– Gross value	6,690
– Deferred tax	(333)
– Minority interests	(7)

Balance as at 31 December 2006 (unaudited)	91,546

20.2	Share capital and share premium

Authorised share capital is represented by 66,000,000 ordinary shares (2005 and 2004: 66,000,000), at a nominal value of EUR 5 (five Euros) each.

20.3	Dividends

In each of the years 2006 and 2005 were distributed dividends of EUR 20,000 thousand to JMR shareholders.

In 2004 were distributed dividends of EUR 19,343, from which EUR 4,743 thousand were paid to minority interests.

Notes to the Consolidated Financial Statements
31 December 2006, 2005 and 2004

21	Earnings per share

21.1	Basic and diluted earnings per share

Basic net results per share are calculated based on the net profit of EUR 63,763 thousand (2005: profit of EUR 63,331 thousand and 2004: profit of EUR 67,306 thousand) attributable to ordinary shareholders and on weighted average outstanding ordinary shares, numbering 66,000,000 (2005 and 2004: 66,000,000). The diluted earnings per share are equal to basic earnings per share as there are no dilution events.

21.2	Diluted weighted average ordinary shares

	2006 (unaudited)	2005	2004 (unaudited)
Diluted weighted average ordinary shares	66,000,000	66,000,000	66,000,000

Basic and diluted earnings per share – Euros	0.9661	0.9596	1.0198

22	Borrowings

Funding in leasing was also contracted amounting to M EUR 22.5, and for the time limits of 48 months with monthly amortisation.

22.1	Current and non-current loans

	2006 (unaudited)	2005	2004 (unaudited)
Non-current loans
Bank loans	4,000	12,000	20,000
Bond loans	251,013	269,380	251,804
Financial lease liabilities	17,631	11,010	8,477

	272,644	292,390	280,281

Current loans
Bank overdrafts	806	2,234	809
Bank loans	8,000	8,000	8,000
Loans from subsidiaries and parent companies	11,699	11,145	12,364
Financial lease liabilities	9,786	7,499	7,582

	30,291	28,878	28,755

22.2	Loan terms and maturities

	Average rate	Total	Less than 1 year	More than 1 year
2005
Bank loans
Loans in EUR	3.33%	20,000	8,000	12,000
Bond Loans
Loans	3.56%	266,007	—	266,007
Fair value adjustment		3,373	—	3,373
Bank overdrafts	3.16%	2,234	2,234	—
Subsidiaries and parent companies	3.40%	11,145	11,145	—
Financial lease liabilities	3.27%	18,509	7,499	11,010

		321,268	28,878	292,390
2006 (unaudited)
Bank loans
Loans in EUR	3.39%	12,000	8,000	4,000
Bond Loans
Loans	4.25%	115,000	—	115,000
Private placement	4.20%	151,007	—	151,007
Fair value adjustment		(14,994)	—	(14,994)
Bank overdrafts	3.95%	806	806	—
Subsidiaries and parent companies	3.80%	11,699	11,699	—
Financial lease liabilities	3.53%	27,417	9,786	17,631

		302,935	30,291	272,644

Notes to the Consolidated Financial Statements
31 December 2006, 2005 and 2004

The amount of EUR (14,994) thousand (2005: EUR 3,373 thousand), adjusted to the total of bond loans, refers to the updating of the bond loan for 180 million USD, for which the Group contracted a hedging instrument, presented in note 13, with a symmetrical value.

22.3	Bond loans

In June 2003, 23 million JMR bonds were issued at the nominal value of 5 Euros. They were issued with a deadline of 5 years. The maturity date of these bonds was fixed for June 2008. The interest rate is variable. In 2005 the conditions of this loan were renegotiated. On the one hand their maturity was prolonged for another two years, now maturing in June 2010, and on the other hand the spread to add to the base rate for calculating the interest to be paid on each coupon was reduced.

In June 2004 a Private Placement was carried out by JMR on the US market, in the amount of USD 180,000 thousand, at a fixed rate. These “Notes” issued by JMR are equivalent to Bond Loans in Portuguese law. The total amount was divided between a 7-year issue of USD 84,000 thousand and a 10-year one of USD 96,000 thousand. Immediately after the contracting of this amount a EUR/USD Cross Currency Swap was carried out.

The redemption dates of the bond loans are as follows:

2010	115,000
2011	70,470
2014	80,537

Total	266,007

22.4	Financial lease liabilities

	2006 (unaudited)	2005	2004 (unaudited)
Payments in less than 1 year	10,579	7,946	8,288
Payments between 1 and 5 years	18,298	11,404	8,515

	28,877	19,350	16,803
Payment of future interest	(1,460)	(841)	(744)

Present value of liabilities	27,417	18,509	16,059

22.5	Financial debt

As the Group contracted several foreign exchange risk and interest risk hedging operations, as well as short-term investments, the net consolidated financial debt as at 31 December is:

	2006 (unaudited)	2005	2004 (unaudited)
Non-current loans (note 22.1)	272,644	292,390	280,281
Current loans (note 22.1)	30,291	28,878	28,755
Derivative financial instruments (note 13)	16,472	(1,994)	14,524
Interest on accruals and deferrals (note 17 and 25)	80	(720)	(1,333)
Bank deposits (note 18)	(34,811)	(20,086)	(18,132)
Short-term investments (note 18)	(9,640)	(64,251)	(39,972)

	275,036	234,217	264,123

23	Employee benefits

Defined benefit plans paid for by the group

The Group has direct responsibility for these plans. Independent actuaries evaluate them twice a year. According to the actuarial calculation reported on 31st December 2006, the responsibility totals EUR 1,372 thousand (EUR 1,389 thousand in 2005 and EUR 1,377 thousand in 2004), and is totally included in the heading employee benefits.

Notes to the Consolidated Financial Statements
31 December 2006, 2005 and 2004

Movement in the years:

Balance as at 31 December 2004 (unaudited)	1,377

Interest costs	41
Actuarial (gains)/losses	45
Retirement pensions paid in	(74)
Balance as at 31 December 2005	1,389
Interest costs	60
Retirement pensions paid in	(77)
Balance as at 31 December 2006 (unaudited)	1,372

Actuarial assumptions used:

	2006 (unaudited)	2005
Mortality table	TV – 73/77	TV – 73/77
Discount rate	5.0%	4.5%
Pension growth rate	2.0%	3.0%

24	Provisions and adjustments to the net realisable value

	Opening balance as at 31/12/2004 (unaudited)	Provisions set up	Provisions used	Opening balance as at 31/12/2005	Provisions set up	Provisions used	Closing balance as at 31/12/2006 (unaudited)
Doubtful debtors (note 17)	12,495	17	(3,026)	9,486	106	(956)	8,636
Inventories (note 15)	2,041	—	(420)	1,621	36	(323)	1,334
Other securities (note 18)	57	—	—	57	—	—	57

Total fair value adjustments	14,593	17	(3,446)	11,164	142	(1,279)	10,027
Employee benefits (note 23)	1,377	86	(74)	1,389	60	(77)	1,372
Other risks and contingencies	5,944	433	(91)	6,286	44	(503)	5,827

Total of provisions	7,321	519	(165)	7,675	104	(580)	7,199

Provision for risks and contingencies includes essentially amounts related to litigious cases, which are not expected to be resolved within the year.

25	Trade creditors, accrued costs and deferred income

	2006 (unaudited)	2005	2004 (unaudited)
Other commercial creditors	385,300	335,133	341,636
Other non-commercial creditors	39,726	16,182	6,529
Accrued costs	42,330	39,450	38,269
Deferred income	1,058	1,302	1,000

	468,414	392,067	387,434

The heading “accrued costs” is composed essentially of salaries and wages to be paid to the employees, in the amount of EUR 23,980 thousand (2005: EUR 24,341 thousand and 2004: EUR 22,771 thousand), rents in the amount of EUR 3,788 thousand (2005: EUR 3,404 thousand and 2004: EUR 2,041 thousand), royalties in the amount of EUR 3,068 thousand (2005: EUR 2,802 thousand and 2004: EUR 2,652 thousand) and interest payable in the amount of EUR 1,500 thousand (2005: EUR 1,593 thousand and 2004: EUR 1,769 thousand). The remaining EUR 9,994 thousand (2005: EUR 7,310 thousand and 2004: EUR 9,036 thousand) respects to sundry costs (utilities, insurance, consultants, etc), for 2006 and 2005, which had not been invoiced by the respective entities prior to the end of the year.

The heading “deferred income” comprises essentially supplementary revenues in the amount of EUR 340 thousand (2005: EUR 845 thousand and 2004: EUR 999 thousand), which are deferred until the respective goods are sold.

Notes to the Consolidated Financial Statements
31 December 2006, 2005 and 2004

26	Guarantees

The bank guarantees are as follows:

	2006 (unaudited)	2005	2004 (unaudited)
Guarantees provided to EDP (Electricity company)	76	25	25
Guarantees provided to suppliers	100	97	464
Guarantees for D.G.C.I. (Portuguese tax authorities)	3,229	1,065	7,129
Other guarantees provided	9,200	6,209	6,867

Total Guarantees	12,605	7,396	14,485

27	Operational lease

The amounts of liabilities related to medium and long-term contracts which have penalty clauses if broken, are the following:

	2006 (unaudited)	2005	2004 (unaudited)
Payments in less than 1 year	17,591	14,899	13,671
Payments between 1 and 5 years	42,499	37,874	37,357
Payments in more than 5 years	29,408	21,482	20,221

	89,498	74,255	71,249

These amounts respect to stores and warehouses rent contracts, with initial term between 5 and 20 years, with an option to renegotiate after that period. The payments are annually updated, reflecting inflation and/or market valuation.

As mentioned all these contracts are breakable through the payment of penalty clauses. The liabilities inherent to these penalties were, in the end of 2006, of EUR 9,899 thousand and, in the end of 2005 were EUR 15,090 thousand.

Operational lease contracts were recognised as costs during the year in the amount of EUR 65,527 thousand. The amounts in 2005 were EUR 62,077 thousand and in 2004 were 57,849 thousand.

The distribution is as follows:

	2006 (unaudited)	2005	2004 (unaudited)
Buildings and other const.	61,115	58,253	55,197
Transport equipment	1,346	1,373	1,238
IT equipment	389	298	140
Others	2,675	2,153	1,274

	65,525	62,077	57,849

The difference from the “rents” stated in note 4 are costs with occasional renting in the amount of EUR 2 thousand. In 2005 were EUR 4 thousand and in 2004 were EUR 6 thousand.

The amount of EUR 38,968 thousand (2005: EUR 38,176 thousand and 2004: EUR 37,845 thousand) included in “Buildings and other constructions” respects to related entities and the Group received rents in the same amount.

From the remascent the amount of EUR 19,084 thousand (2005: EUR 17,092 thousand and 2004: EUR 14,511 thousand) respects to store rents and EUR 3,063 thousand (2005: EUR 2,985 thousand and 2004: EUR 2,841 thousand) are logistics and headoffice related.

28	Capital commitments

Capital expenditure contracted for at the balance sheet date amount EUR 34,869 thousand (2005: EUR 3,148 thousand and 2004: EUR 909 thousand), and referred essentially to work in progress.

29	Contingencies

• An amount of EUR 52,187 thousand is recognised in the financial statements under non-current debtors (note 17) relative to tax liquidations claimed by the Tax Administration which were liquidated in previous years in line with the exceptional regularisation process of tax debts (as outlined in note 35 of the 2004 Notes to the Consolidate Financial Statements).

Notes to the Consolidated Financial Statements
31 December 2006, 2005 and 2004

The Group’s Board of Directors, supported by its tax and legal advisers, believes it has acted entirely within the law and maintains the claims filed against such settlements, without waiving its legitimate right to appeal against them and expecting their full recovery.

In this context the Group, immediately, demanded total reimbursement of the amounts paid, as well as indemnity interest at the legal rate for the period between the payment date and its effective restitution date.

According to the principle of prudence, the Group has not recognised the amount of indemnity interest over this credit.

• Besides several claims related to normal Group activities, the following materially relevant situations are pending:

a)	In 1999, as a result of the acquisition of two companies that held establishments previously owned by exfranchised of ITMI – Norte-Sul Portugal – Sociedade de Desenvolvimento e Investimento, S.A., this company, together with Regional de Mercadorias – Sociedade Central de Aprovisionamento, S.A., has brought an action against several subsidiaries of the Group, holding them responsible for the alleged non fulfilment, by those exfranchised, of the contract they had set up with ITMI, already solved at the date of the acquisitions, demanding an indemnity of EUR 14,600 thousand. This procedure is still pending a court date. Considering both the complexity of the process and the fact that a relevant part of prove has not yet been produced, it is not possible, with assurance, to determine its outcome. Nevertheless, it is the belief of the Board of Directors that the amount requested will probably not be granted, thus, as referred to in the Groups’ affiliates annual reports of previous years, no provision has been set up.

b)	The Company Leirimundo – Construção Civil, Lda claims an indemnity of EUR 8,196 thousand from Gestiretalho, as a result of the termination of the rental contract entered into by the parties. Gestiretalho refutes the claim filed by Leirimundo, having filed its own claim for an indemnity of EUR 31,441 thousand for losses and lost revenues. Gestiretalho claims non-fulfilment by Leirimundo as basis for terminating the contract. At the moment the process is in the arbitral court.

c)	The company Proherre Internacional, Lda claimed an indemnity payment of EUR 2,500 thousand from Pingo Doce – Distribuição Alimentar, S.A., alleging rescission of the lease contract by Pingo Doce, without having elapsed the minimum period agreed between the parties. Pingo Doce contests this claim based on the fact that the contact was terminated through mutual agreement. The case is in a preliminary phase.

d)	The Tax Authorities claim from Feira Nova – Hipermercados, S.A. the amount of EUR 743 thousands concerning to Special Contribution officious liquidations, the reasons for which are the Bela Vista complex land plots valuation. The Management of Feira Nova, backed up by their lawyers and tax consultants, contest those liquidations considering that they are entirely right concerning this matter.

e)	The Fiscal Authorities claimed from Feira Nova – Hipermercados, S.A. and Pingo Doce – Distribuição Alimentar, S.A. the amounts of EUR 526 thousands and EUR 260 thousands, respectively, relative to Corporate Income Tax (IRC) for the financial year of 2002, for payments made to non-resident entities for taxation purposes in Portugal. The companies did not possess on the stipulated date the forms that would have enabled the reduction/elimination of withholding tax. The Management of Feira Nova and Pingo Doce, backed up by their lawyers and fiscal consultants, have contested these claims, believing that the Fiscal Authorities have no grounds to request this payment.

f)	The Fiscal Authorities charged Feira Nova – Hipermercados, S.A. and Pingo Doce – Distribuição Alimentar, S.A. the sums of EUR 1,222 thousands and EUR 726 thousands, respectively, with regard to the year 2002 and the value added tax (VAT) on the values registered by both companies in relation to the non-food products inventory losses. The Management of Feira Nova and Pingo Doce, backed up by their lawyers and fiscal consultants, have contested these charges, believing that the Fiscal Authorities have no grounds to request this payment.

g)	The Fiscal Authorities made some corrections to the Corporate Income Tax amount (IRC), in companies belonging to the perimeter of Tax group headed the company JMR – Gestão de Empresas de Retalho, SGPS, S.A. (JMR), which led to an additional fiscal charge, relative to 2002, totalling EUR 619 thousands. The Management of JMR backed up by their lawyers and fiscal consultants have contested these charges, believing that the Fiscal Authorities have no grounds to request this payment.

30	Related parties

30.1	Transactions with directors

JMR directors do not receive any remuneration in the exercise of their functions.

Notes to the Consolidated Financial Statements
31 December 2006, 2005 and 2004

30.2	Transactions with shareholders

Shareholders’ related amounts payable and receivable:

	2006 (unaudited)	2005	2004 (unaudited)
Trade creditors, accrued costs and deferred income	(5,598)	(6,947)	(6,652)
Trade debtors, accrued income and deferred costs	1,172	1,000	823

	(4,426)	(5,947)	(5,829)

Shareholders’ related amounts in the income statement:

	2006 (unaudited)	2005	2004 (unaudited)
Payed Management fees	(4,597)	(4,329)	(3,897)
Payed Royalties	(4,317)	(3,819)	(4,536)
Other operational costs	(254)	(302)	(83)
Other income	1,346	1,629	964

	(7,822)	(6,821)	(7,552)

31	Group companies

Group control is ensured by the parent company, JMR – Gestão de Empresas de Retalho, SGPS, S.A..

The tables below list the companies that form part of JMR. These tables were organised according to the consolidation method used, and where there are exclusions, the relevant reasons are given.

a)	Full consolidation method

Company	Business area	Head office	% Owned
JMR – Gestão de Empresas de Retalho, SGPS, S.A.	Business portfolio management in the area of retail distribution	Lisbon	100.00
Pingo Doce – Distribuição Alimentar, S.A.	Retail sales in supermarkets	Lisbon	100.00
Supertur – Imobiliária, Comércio e Turismo, S.A.	Real estate purchase and sale	Lisbon	100.00
Feira Nova – Hipermercados, S.A.	Retail sales in hypermarkets	Lisbon	100.00
Bazar Novo – Distribuição de Produtos Não Alimentares, Lda	Retail sales of durable consumer goods	Lisbon	100.00
Gestiretalho – Gestão e Consultoria para a Distribuição a Retalho, S.A.	Retail management, consultancy and logistics	Lisbon	100.00
Imoretalho – Gestão de Imóveis, S.A.	Real estate management and administration	Lisbon	100.00
Casal de São Pedro – Administração de Bens, S.A.	Real estate management and administration	Lisbon	100.00
Jerónimo Martins Finance Company (2), Limited	Financial services	Dublin (Ireland)	100.00
EVA – Sociedade de Investimentos Mobiliários e Imobiliários, Lda	Provision of services in the economic and financial areas and investment management	Funchal	89.00
Cunha & Branco – Distribuição Alimentar, S.A.	Retail sales in supermarkets	Lisbon	100.00
Electric Co – Distribuição de Produtos não Alimentares, Lda.	Distribution of non-food and consumer goods	Lisbon	100.00
Dantas & Vale, S.A.	Distribution of food products	Lisbon	100.00

b)	Proportional consolidation method

Company	Business area	Head Office	% Owned
Funchalgest– Sociedade Gestora de Participações Sociais, S.A.	Business portfolio management	Funchal	50.00
João Gomes Camacho, S.A.	Wholesale of food and consumer goods	Funchal	50.00
Lidosol II – Distribuição de Produtos Alimentares, S.A.	Retail sales in supermarkets	Funchal	50.00
Idole–Utilidades, Equipamentos e Investimentos Imobiliários, Lda	Real estate purchase and sale	Lisbon	50.00
Lidinvest – Gestão de Imóveis, S.A.	Real estate management and administration	Funchal	50.00

c)	In 2006, the company Moser & Branco – Distribuição Alimentar, S.A. was wound up.

d)	Companies excluded from the consolidation

Monte Dourado, S.A. considered as an advance on account of investment and AMS BV company held by 10% by JMR were not included in consolidation purposes.

Notes to the Consolidated Financial Statements
31 December 2006, 2005 and 2004

e)	Company dissolved and wound up in 2004 whose results contributed to the Group’s consolidated results

Company	Business area	Head Office	% Owned
Bento & Martins, Lda	Wholesale of consumer goods	Lisbon	100.00

32	Interest in joint ventures

The Group has interests in the following joint ventures:

• Funchalgest – The object of this Group is to manage retail and cash&carry business in Madeira island. This Group has 13 retail stores and 2 cash & carry. JMR Group held 50% of Funchalgest Group.

The consolidated financial statements include the following amounts relative to assets and liabilities appropriated as a result of participation in the above-mentioned joint venture, consolidated by the proportional method:

	2006 (unaudited)	2005	2004 (unaudited)
Non-current assets	22,470	22,931	23,762
Current assets	9,015	7,897	7,817
Non-current liabilities	(1,383)	(1,229)	(874)
Current liabilities	(24,855)	(23,483)	(24,243)

Net assets	5,247	6,116	6,462

Income and gains	57,477	54,797	53,482
Costs and losses	(56,601)	(53,297)	(51,663)

Net result	876	1,500	1,819

33	Events after the balance sheet date

On February 1st, 2007, Pingo Doce – Distribuição Alimentar, S.A. bought Simões & Freitas, Lda, owner of a retail store in Évora, after receiving, in January 23rd ,2007, clearance from the Portuguese anti-trust Authority.

Lisbon, 21 February 2007

The Certified Accountant	The Board of directors